SECURITIES AND EXCHANGE COMMISSION
				WASHINGTON, DC 20549

		__________________________________________________


				  SCHEDULE 13G

		     UNDER THE SECURITIES EXCHANGE ACT OF 1934
				(AMENDMENT NO. _2_)


			Blackhawk Network Holdings, Inc.
		___________________________________________________
				(Name of Issuer)


				  Common Stock
		___________________________________________________
			(Title of Class of Securities)


				   09238E104
		___________________________________________________
				(CUSIP Number)


				December 31, 2015
		___________________________________________________
	      (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

|X| Rule 13d-1(b)

|_| Rule 13d-1(c)

|_| Rule 13d-1(d)






CUSIP No. 09238E104

1     Name of Reporting Persons
      	Foresters Investment Management Company, Inc.

2     Check the Appropriate Box if a Member of a Group
      (a)
      (b)

3     SEC Use Only

4     Citizen Or Place Of Organization
      	Foresters Investment Management Company, Inc.
      	40 Wall Street - 10th Floor
      	New York, New York 10005

Number of		5     Sole Voting Power
Shares				0
Beneficially 		6     Shared Voting Power
Owned By			0
Each			7     Sole Dispositive Power
Reporting 			0
Person With:		8     Shared Dispositive Power
				0

9     Aggregate Amount Beneficially Owned By Each Reporting Person
	0

10    Check If The Aggregate Amount In Row (9) Excludes Certain Shares
	N/A

11     Percent Of Class Represented By Amount In Row 9
	0.0%

12     Type Of Reporting Person
	IV











Item 1.
(a)	Name of Issuer:
      		Blackhawk Network Holdings, Inc.
(b)	Address of Issuer's Principal Executive Offices:
		Blackhawk Network Holdings, Inc.
		6220 Stoneridge Mall Road
		Pleasanton, CA 94588

Item 2.
(a)	Name of Person Filing
      		Foresters Investment Management Company, Inc.
(b)	Address of Principal Business Office, or, if none, Residence
      		Foresters Investment Management Company, Inc.
		40 Wall Street - 10th Floor
      		New York, New York 10005
(c)	Citizenship
      		United States
(d)	Title of Class of Securities
      		Common Stock
(e)	CUSIP Number
      		09238E104

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or (c), check whether the person filing is:

(a)	|_| Broker or dealer registered under section 15 of the Act
		(14 U.S.C. 78o).
(b)	|_| Bank as defined in section 3(a)(6) of the Act
		(15 U.S.C. 78c).
(c)	|_| Insurance company as defined in section 3(a)(19) of the
		Act (15 U.S.C. 78c).
(d)	|X| Investment company registered under section 8 of the
		Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e)	|_| An investment adviser in accordance with
		Section 40.13d-1(b)(1)(ii)(E);
(f)	|_| An employee benefit plan or endowment fund in accordance
		with Section 240.13d-1(b)(1)(ii)(F);
(g)	|_| A parent holding company or control person in accordance
		with Section 240.13d-1(b)(1)(ii)(G);
(h)	|_| A savings associations as defined in Section 3(b) of the
		Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	|_| A church plan that is excluded from the definition of an
		investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	|_| Group, in accordance with Section 240.13d-1(b)(1)(ii)(J);

Item 4. Ownership
     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned: 0
(b)	Percent of class: 0.0%
(c)	Number of shares as to which the person has:
i.	Sole power to vote or to direct the vote: 0
ii.	Shared power to vote or to direct the vote: 0
iii.	Sole power to dispose or to direct the disposition of: 0
iv.     Shared power to dispose or to direct the disposition of: 0

Item 5. Ownership of Five Percent or Less of a Class

	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percont of the class of securities, check the following [x].

Item 6. Ownership of More than Five Percent on Behalf of Another
	Person	N/A

Item 7. Identification and Classification of the Subsidiary Which
	Acquired the Security Being Reported on By the Parent
	Holding Company N/A

Item 8. Identification and Classification of Members of the Group  N/A

Item 9. Notice of Dissolution of Group	N/A

Item 10. Certification

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      January 6, 2016
      ______________________
      Date

      /S/ MARC S. MILGRAM
      ________________________
      Signature

      Marc S. Milgram
      Chief Compliance Officer
      ________________________
      Name/Title